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                                                                    EXHIBIT 8.1


                               September 28, 1999

Health Care Property Investors, Inc.
4676 MacArthur Court, 9th Floor
Newport Beach, California  92660

         Re: AGREEMENT AND PLAN OF MERGER BETWEEN HEALTH CARE PROPERTY
             INVESTORS, INC. AND AMERICAN HEALTH PROPERTIES, INC. DATED AUGUST 4, 1999

Ladies and Gentlemen:

         We have acted as counsel to Health Care Property Investors, Inc., a Maryland corporation (the "HCPI"), in connection with the merger (the "Merger") of American Health Properties, Inc., a Delaware corporation ("AHP") with and into HCPI, with HCPI as the surviving corporation, pursuant to that certain Agreement and Plan of Merger between HCPI and AHP dated as of August 4, 1999 (together with all exhibits and amendments thereto, the "Merger Agreement"). This opinion is being rendered to you in connection with your filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission on September 28, 1999 of which the Joint Proxy Statement (as hereinafter defined) is a part. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

         In formulating our opinion, we examined, and with your consent relied upon, such documents as we deemed appropriate, including (i) the Merger Agreement (including any Exhibits, Annexes and Schedules thereto), (ii) the Joint Proxy Statement/Prospectus filed by HCPI and AHP with the Securities and Exchange Commission (the "Commission") on August 26, 1999 (with all amendments and exhibits thereto, the "Joint Proxy Statement"), (iii) the Registration Statement on Form S-4, as filed by HCPI with the Commission on September 28, 1999, in which the Joint Proxy Statement is included as a prospectus (with all amendments and exhibits thereto, the "Registration Statement"), and (iv) the representations made to us by HCPI and AHP in their respective letters provided to us and to Sullivan & Cromwell, counsel to AHP, each dated the date hereof (the "Representation Letters"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of HCPI and AHP.

         In addition, we have assumed, with your consent, that:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

         2. The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, and will be effective under applicable state law;


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Health Care Property Investors, Inc.
September 28, 1999
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         3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

         4. Any statements made in any of the documents referred to herein "to the knowledge of" or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

         5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Representation Letters.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

         1. The Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         2. HCPI and AHP will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

         3. No gain or loss will be recognized by HCPI, AHP or the stockholders of HCPI as a result of the Merger.

         In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

         No opinion is expressed as to any matter not discussed herein. This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. No opinion is expressed as to any transaction, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or if all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. In the event that any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         This opinion is rendered to you in connection with the filing of the Registration Statement with the Commission and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our express written permission. In addition, this opinion letter may not be relied upon by or furnished to any other person, firm, corporation or entity without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions "Material United States Federal Income Tax Consequences - Tax Consequences of the Merger," "Material United States Federal Income Tax Consequences - HCPI's Qualification as a Real Estate Investment Trust
- General" and "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.


                                                 Very truly yours,

                                                 LATHAM & WATKINS